EMPLOYMENT AGREEMENT


                  EMPLOYMENT AGREEMENT dated as of June 26, 1995, between MEDIQ Incorporated, a Delaware corporation ("MEDIQ"), and Michael F. Sandler (the "Executive").

                                   BACKGROUND

         WHEREAS, Executive is currently the Senior Vice President of Finance and Chief Financial Officer of MEDIQ; and

         WHEREAS, MEDIQ recognizes, in addition to Executive's other duties, the significant responsibility of Executive with respect to assisting in the possible sale of MEDIQ; and

         WHEREAS, MEDIQ acknowledges and recognizes that it would serve the best interests of MEDIQ to assure itself of the continued employment of the Executive as its Senior Vice President of Finance and Chief Financial Officer and the assistance of Executive in maximizing the value received for MEDIQ in any potential sale and that the compensation provided for herein represents the fair value of the services to be provided by Executive with respect to maximizing such value and with respect to the other services to be provided hereunder; and

         WHEREAS, MEDIQ acknowledges and recognizes that it will receive significant benefit from Executive continuing his employment with MEDIQ; and

         WHEREAS, Executive desires to continue his employment with MEDIQ on the terms and conditions provided in this Agreement.

         NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and intending to be legally bound hereby, the parties hereto agree as follows:


SECTION 1.  CAPACITY AND DUTIES

                  1.1 Employment; Acceptance of Employment. MEDIQ hereby employs Executive and Executive hereby accepts employment by MEDIQ for the period and upon the terms and conditions hereinafter set forth.

                  1.2  Capacity and Duties.

                           (a)      Executive shall be employed by MEDIQ as
Senior Vice President of Finance and Chief Financial Officer and shall perform such other executive duties and shall have such executive authority, consistent with his position as may from time to time be specified by the Board of Directors of MEDIQ (the



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"Board"). From the date hereof until a Sale Event (as hereinafter defined)
occurs or any such sale or divestiture is finally abandoned by the Board, Executive shall report directly to the Board or any duly authorized committee thereof having authority over such proposed sale or divestiture. Following any Sale Event or abandonment of such sale or divestiture by the Board, Executive shall report as to all matters hereunder to the Chief Executive Officer of MEDIQ. In the event that this Agreement is assigned to a liquidating trust (the "Trust") by MEDIQ as contemplated under Section 6.4, Executive shall agree to serve as an executive employee of the Trust with, to the fullest extent possible, executive duties and authority consistent with his position at MEDIQ and, in such capacity, shall report directly to the trustees of the Trust.

                           (b)    Executive shall devote his full working time,
energy, skill and best efforts to the performance of his duties hereunder, in a manner which will faithfully and diligently further the business and interests of MEDIQ, and shall not be employed by or participate or engage in or be a part of in any manner the management or operation of any business enterprise other than MEDIQ (and the other subsidiaries or affiliates of MEDIQ on whose boards of directors Executive currently sits) without the prior written consent of the Board, which consent may be granted or withheld in its sole discretion.


SECTION 2.  TERM OF EMPLOYMENT

                  2.1 Term. The initial term of Executive's employment hereunder shall commence on the date hereof, shall continue until June 30, 1997 and shall thereafter automatically be renewed from year to year unless and until either party shall give notice of his or its election to terminate Executive's employment at least 60 days prior to the end of the then-current term, unless earlier terminated as hereinafter provided. Such initial term, and each renewal term are hereafter referred to collectively as the "Contract Period."


SECTION 3.  COMPENSATION

                  3.1  Basic Compensation.

                           As compensation for Executive's services
hereunder, MEDIQ shall pay to Executive a salary at the annual rate of $250,000 (the "Base Salary"). Such Base Salary shall be payable in accordance with MEDIQ's regular payroll practices in effect from time to time. Such Base Salary shall be subject to increase based on normal periodic merit review by the Compensation Committee of the Board of Directors of MEDIQ (the "Compensation Committee") or the appropriate governing body of

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the Trust, as applicable in accordance with the corporate policies of MEDIQ
(such annual base salary, including the foregoing adjustments, if any, is hereinafter referred to as the "annual base salary").

                  3.2 Performance Bonus. During the Contract Period, Executive may receive an annual performance bonus at the sole discretion of the Compensation Committee or the appropriate governing body of the Trust, as applicable in accordance with the corporate policies of MEDIQ.

                  3.3 Employee Benefits. In addition to the compensation provided for in Section 3.1, Executive shall be entitled during the term of his employment to participate in all of MEDIQ's employee benefit plans and benefit programs as may from, time to time be provided for other employees of MEDIQ whose duties, responsibilities, and compensation are reasonably comparable to those of Executive including without limitation (a) Executive shall be entitled to thirty (30) business days vacation per year, (b) MEDIQ shall provide Executive with an automobile in accordance with the terms of MEDIQ's executive benefits plan (the reasonable expenses of which automobile shall be borne by MEDIQ), (c) MEDIQ shall cause Executive to be included at "Level A" in its Incentive Compensation Plan, a copy of which is attached hereto as Exhibit A, and (d) Executive shall be covered as an insured under such Directors' and Officers' Liability insurance as MEDIQ maintains generally for its Officers and Directors. If Executive becomes a participant in any employee benefit plan, practice or policy of MEDIQ or its affiliates, Executive shall be given credit under such plan for all service in the employ of MEDIQ and any predecessors thereto or affiliates thereof prior to the date hereof for purposes of eligibility and vesting, benefit accrual and for all other purposes for which such service is either taken into account or recognized under the terms of such plan, practice or policy.

                  3.4 Expense Reimbursement. During the term of his employment, MEDIQ shall reimburse Executive for all reasonable expenses incurred by him in accordance with its regular reimbursement policies as in effect from time to time and upon receipt of itemized vouchers therefor and such other supporting information as MEDIQ may reasonably require.

                  3.5  Transaction Compensation.

                           (a)      If, during the Applicable Period (as herein
defined), a Sale Event (as hereafter defined) occurs, Executive shall be entitled to receive a one-time bonus calculated as provided in paragraph (b) below. For the purposes of this Agreement, a "Sale Event" means any sale or divestiture of, by or involving MEDIQ including a sale of substantially all of MEDIQ's stock or assets (including through merger, tender, exchange or

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otherwise, including distributions of MEDIQ's assets to its stockholders or into a liquidating trust and including, without limitation, a sale or divestiture to the Management Group (as defined in Section 6.10 hereof)), in either case in one or more transactions. Executive's bonus shall be paid in cash within 10 days after the consummation of a Sale Event. The term "Applicable Period" shall mean
(a) the Contract Period and (b) the one-year period thereafter in the event
Section 4.1, 4.2 or 4.4 hereof is applicable.

                           (b)      Executive's bonus payable upon a Sale Event
shall be based on the fair market value per share ("Share Value") received by MEDIQ's stockholders in the transaction. In the event that MEDIQ's stockholders receive a Share Value of $6.50 or more, Executive's bonus shall equal $500,000 plus an additional $1,000 for each additional $.01 by which the Share Value received by MEDIQ's stockholders exceeds $6.50. In the event that the stockholders receive Share Value of less than $6.50 upon a Sale Event, Executive shall receive a bonus in the amount of $200,000 plus any additional bonus at the sole discretion of the Board. If the Sale Event includes or consists of a distribution of MEDIQ's assets to its stockholders or into the Trust, for purposes of calculating Executive's bonus hereunder, MEDIQ's stockholders will be deemed to have received Share Value equal to the fair market value of Such assets, net of liabilities assumed (the "Net Proceeds"), at the time they are distributed. If the distribution is into the Trust, such Share Value will be deemed to be increased by any increase in the Net Proceeds from the date of distribution into the Trust until the date of distribution from the Trust to MEDIQ's Shareholders, whether or not such subsequent distribution occurs during the Applicable Period. In the event of such deemed increase in the Share Value, Executive's bonus will be recalculated hereunder and any additional amounts payable to him shall be paid to him within ten days of each such distribution from the Trust. With respect to any distribution of non-cash assets, if the parties are unable to agree on the value of the Net Proceeds upon which Executive's bonus shall be based, the Board of Directors and Executive shall select an investment banking firm, reasonably acceptable to each of them, to make such determination. The expenses of the investment banking firm shall be borne by MEDIQ, unless the investment banking firm shall determine that the Executive's position regarding the value of the Net Proceeds was unreasonable under the circumstances, in which case such fees and expenses shall be shared equally between MEDIQ and Executive.

                           (c)      Executive acknowledges that a Sale Event may
not occur, that the Board may determine not to pursue a Sale Event, that such a transaction can occur only upon proper authorization of the Board, or a duly constituted committee thereof, and accordingly there can be no assurance that any bonus will become payable to Executive under this Section.

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SECTION 4.  TERMINATION OF EMPLOYMENT

                  4.1 Death of Executive. Executive's employment hereunder shall immediately terminate upon his death, upon which MEDIQ shall not thereafter be obligated to make any further payments hereunder other than amounts (including salary, bonuses, expense reimbursement, etc.) earned or accrued as of the date of Executive's death in accordance with generally accepted accounting principles ("GAAP") and except as otherwise provided in Section 3.5 hereof.

                  4.2 Disability of Executive. If Executive, in the reasonable opinion of a physician selected by the Board, is unable, for any reason, to perform his duties hereunder for a period of 180 consecutive days then the Board shall have the right to terminate Executive's employment upon 30 days' prior written notice to Executive at any time during the continuation of such inability, in which event MEDIQ shall not thereafter be obligated to make any further payments hereunder other than amounts (including salary, bonuses, expense reimbursement, etc.) earned or accrued under this Agreement as of the date of such termination in accordance with GAAP and except as otherwise provided in Section 3.5 hereof.

                  4.3 Termination for Cause. Executive's employment hereunder shall terminate immediately upon notice that MEDIQ is terminating Executive for "cause" (as defined herein), in which event MEDIQ shall not thereafter be obligated to make any further payments hereunder other than amounts (including salary, bonuses, expense reimbursement, etc.) earned or accrued under this Agreement as of the date of such termination in accordance with GAAP. As used herein, "cause" shall mean the following, which for purposes of subsections (v) through (ix) shall not have been corrected after notice and a reasonable opportunity to cure:

                                 (i)    misconduct involving dishonesty which
adversely affects MEDIQ;

                                 (ii)   fraud, theft or misappropriation or
embezzlement of MEDIQ's funds;

                                 (iii)  conviction of any felony, crime
involving fraud or misrepresentation, or of any other crime (whether or not connected with his employment) the effect of which is likely to adversely affect MEDIQ or its affiliates;

                                 (iv)   illegal possession or use of any
controlled substance;

                                 (v)    Executive's failure to materially
Perform his duties under this Agreement;

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                                 (vi)   repeated and consistent failure of
Executive to be present at work during normal business hours unless the absence is because of a disability determined pursuant to Section 4.2;

                                 (vii)   willful violation of any reasonable
express direction or any reasonable rule or regulation established by the Board;

                                 (viii)  repeated insubordination, gross
incompetence, or misconduct in the performance of, or gross neglect of, Executive's duties hereunder; or

                                 (ix)    use of alcohol or other drugs which
interferes with the performance by Executive of his duties.

                  4.4  Termination Without Cause.

                           (a)      In the event:

                                  (i)   Executive's employment is terminated
by MEDIQ for any reason other than cause or the death or disability of Executive; or

                                  (ii)   this Agreement is not renewed by MEDIQ
at the end of any Contract Period on terms and conditions no less favorable to Executive than those in effect at such time, or Executive's employment is terminated by Executive for "Good Reason" (as defined herein): MEDIQ shall within 10 days thereafter pay Executive all amounts due under Sections 3.1, 3.2 (if such bonus has been agreed to) 3.3, 3.4 and 3.5 (including Base Salary, benefits, expense reimbursements and compensation for unused vacation time) earned or accrued as of the date of such termination in accordance with GAAP and a lump sum payment equal to Executive's then current Base Salary for the then-remaining Contract Period and a period of one year thereafter, discounted to present value at the Prime Rate, not to exceed 12% in effect on the date of non-renewal or termination as published in the Wall Street Journal. Executive shall continue to receive from MEDIQ until the expiration of the period of one year after the end of the Contract Period then in effect his then current incentive compensation and employee benefits Executive would have received had he continued employment and such event had not occurred. Upon making such payments, MEDIQ shall have no further obligation to Executive hereunder except as otherwise provided in Section 3.5.

                           (b)      As used herein, the term "Good Reason" shall
mean the following:


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                                   (i)   material breach of MEDIQ's material
obligations under this Agreement, not corrected after notice and a reasonable opportunity to cure;

                                  (ii)   any change in Executive's Base Salary,
title, any material change in Executive's duties or authority (except solely to accommodate the reasonable requirements of the Trust), and any material change in Executive's employee benefits; or

                                  (iii)   MEDIQ's requiring Executive to be
based at a location outside a 35-mile radius of Pennsauken, New Jersey, except for reasonably required travel on MEDIQ's business.

                           (c)      There shall be no requirement on the part of
Executive to seek other employment in order to be entitled to the full amount of any payments or benefits to be made pursuant to this Agreement or any other agreement between Executive and MEDIQ, and no compensation or other benefits from any such other employment shall reduce the payment obligations of MEDIQ under this Section 4.4.


SECTION 5.  RESTRICTIVE COVENANTS

                  5.1 Confidentiality. Executive acknowledges a duty of confidentiality owed to MEDIQ and shall not, at any time during or after his employment by MEDIQ, retain in writing, use, divulge, furnish, or make accessible to anyone, without the express authorization of the Board, any trade secret, private or confidential information or knowledge of MEDIQ or any of its affiliates obtained or acquired by him while so employed. All computer software, telephone lists, customer lists, price lists, contract forms, catalogs, books, records, and files acquired while an employee of MEDIQ, are acknowledged to be the property of MEDIQ and shall not be duplicated, removed from MEDIQ's possession or made use of other than in pursuit of MEDIQ's business and, upon termination of employment for any reason, Executive shall deliver to MEDIQ, without further demand, all copies thereof which are then in his possession or under his control.

                  5.2 Inventions and Improvements. During the term of his employment, Executive shall promptly communicate to MEDIQ all ideas, discoveries and inventions which are or may be useful to MEDIQ or its business. Executive acknowledges that all ideas, discoveries, inventions, and improvements which are made, conceived, or reduced to practice by him and every item of knowledge relating to MEDIQ's business interests (including potential business interests) gained by him during his employment hereunder are the property of MEDIQ, and Executive hereby

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irrevocably assigns all such ideas, discoveries, inventions, improvements, and knowledge to MEDIQ for its sole use and benefit, without additional compensation. The provisions of this Section shall apply whether such ideas, discoveries, inventions, improvements or knowledge are conceived, made or gained by him alone or with others, whether during or after usual working hours, whether on or off the job, whether applicable to matters directly or indirectly related to MEDIQ's business interests (including potential business interests), and whether or not within the specific realm of his duties. Executive shall, upon request of MEDIQ, at any time during or after his employment with MEDIQ, sign all instruments and documents requested by MEDIQ arid otherwise cooperate with MEDIQ to protect its right to such ideas, discoveries, inventions, improvements, and knowledge, including applying for, obtaining, and enforcing patents and copyrights thereon in any and all countries.

                  5.3  Injunctive and Other Relief.

                           (a)      Executive acknowledges and agrees that the
covenants contained herein are fair and reasonable in light of the consideration paid hereunder, and that damages alone may not be an adequate remedy for any breach by Executive of his covenants contained herein and accordingly expressly agrees that, in addition to any other remedies which MEDIQ may have, MEDIQ shall be entitled to injunctive relief in any court of competent jurisdiction for any breach or threatened breach of any such covenants by Executive. Nothing contained herein shall prevent or delay MEDIQ from seeking, in any court of competent jurisdiction, specific performance or other equitable remedies in the event of any breach or intended breach by Executive of any of its obligations hereunder.

                           (b)      Notwithstanding the equitable relief
available to MEDIQ, the Executive, in the event of a breach of his covenants contained in Section 5 hereof, understands and agrees that the uncertainties and delay inherent in the legal process could result in a continuing breach for some period of time, and therefore, continuing injury to MEDIQ until and unless MEDIQ can obtain such equitable relief. Therefore, in addition to such equitable relief, MEDIQ shall be entitled to monetary damages for any such period of breach until the termination of such breach, in an amount deemed reasonable to cover all actual losses, plus all monies received by Executive as a result of said breach and all reasonable costs and attorneys' fees incurred by MEDIQ in enforcing this Agreement. If Executive should use or reveal to any other person or entity any confidential information, this will be considered a continuing violation on a daily basis for so long a period of time as such confidential information is made use of by Executive or any such other person or entity.


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SECTION 6.  MISCELLANEOUS

                  6.1      Arbitration.

                           (a)      All disputes arising out of or relating to
this Agreement which cannot be settled by the parties shall promptly be submitted to and determined by a single arbitrator in Philadelphia, Pennsylvania, pursuant to the rules and regulations then obtaining of the American Arbitration Association; provided that nothing herein shall preclude MEDIQ from seeking, in any court of competent jurisdiction, damages, specific performance or other equitable remedies in the case of any breach or threatened breach by Executive of Section 5 hereof. The decision of the arbitrator shall be final and binding upon the parties, and judgement upon such decision may be entered in any court of competent jurisdiction.

                           (b)      Discovery shall be allowed pursuant to the
intendment of the United States Federal Rules of Civil Procedure and as the arbitrators determine appropriate under the circumstances.

                           (c)      Such arbitrator shall be required to apply
the contractual provisions hereof in deciding any matter submitted to it and shall not have any authority, by reason of this Agreement or otherwise, to render a decision that is contrary to the mutual intent of the parties as set forth in this Agreement.

                  6.2 Prior Employment. Executive represents and warrants that he is not a party to any other employment, non-competition or other agreement or restriction which could interfere with his employment with MEDIQ or his rights and obligations hereunder; and that his execution of this Agreement and the performance of his duties hereunder will not breach the provisions of any contract, agreement, or understanding to which he is party or any duty owed by him to any other person.

                  6.3 Severability. The invalidity or inenforceability of any particular provision or part of any provision of this Agreement shall not affect the other provisions or parts hereof. If any provision hereof is determined to be invalid or unenforceable by a court of competent jurisdiction, Executive shall negotiate in good faith to provide MEDIQ with protection as nearly equivalent to that found to be invalid or unenforceable and if any such provision shall be so determined to be invalid or unenforceable by reason of the duration or geographical scope of the covenants contained therein, such duration or geographical scope, or both, shall be considered to be reduced to a duration or geographical scope to the extent necessary to cure such invalidity.


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                  6.4 Assignment. This Agreement shall not be assignable by
Executive, and shall be assignable by MEDIQ only to any person or entity which becomes a successor in interest (by purchase of assets or stock, or by merger, or otherwise) to MEDIQ in the business or substantially all of the business presently operated by it or to any liquidating trust into which substantially all of the assets of MEDIQ are transferred. Subject to the foregoing, this Agreement and the rights and obligations set forth herein shall inure to the benefit of, and be binding upon, the parties hereto and each of their respective permitted successors, assigns, heirs, executors and administrators.

                  6.5 Notices. All notices hereunder shall be in writing and shall be sufficiently given if hand-delivered, sent by documented overnight delivery service or registered or certified mail, postage prepaid, return receipt requested or by telegram, fax or telecopy (confirmed by U.S. mail), receipt acknowledged, addressed as set forth below or to such other person and/or at such other address as may be furnished in writing by any party hereto to the other. Any such notice shall be deemed to have been given as of the date received, in the case of personal delivery, or on the date shown on the receipt or confirmation therefor, in all other cases. Any and all service of process and any other notice in any such action, suit or proceeding shall be effective against any party if given as provided in this Agreement; provided that nothing herein shall be deemed to affect the right of any party to serve process in any other manner permitted by law.

                           (a)      If to MEDIQ:

                                    MEDIQ Incorporated
                                    One MEDIQ Plaza
                                    Pennsauken, NJ 08110-1460
                                    Tel: (609) 665-9300
                                    Fax: (609) 486-4725

                                    Attention:  Michael J. Rotko, Esq.

                                    With a copy to:

                                    Drinker Biddle & Reath
                                    1100 Philadelphia National Bank Building
                                    Broad and Chestnut Streets
                                    Philadelphia, PA  19107
                                    Tel:  (215) 988-2700
                                    Fax:  (215) 988-2757

                                    Attention:  William M. Goldstein, Esq.


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                           (b)      If to Executive:

                                    Michael F. Sandler
                                    13 Christopher Avenue
                                    Kendall Park, NJ  08824

                                    With a copy to:

                                    Barry M. Abelson, Esq.
                                    Pepper, Hamilton & Scheetz
                                    3000 Two Logan Square, 18th and Arch Streets
                                    Philadelphia, PA  19103-2799

                  6.6 Entire Agreement and Modification. This Agreement constitutes the entire agreement between the parties hereto with respect to the matters contemplated herein and supersedes all prior agreements and understandings with respect thereto, including, without limitation, the Employment Agreement dated November 14, 1988, as amended (except the provision thereof regarding stock options). Any amendment, modification, or waiver of this Agreement shall not be effective unless in writing. Neither the failure nor any delay on the part of any party to exercise any right, remedy, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power, or privilege with respect to any occurrence be construed as a waiver of any right, remedy, power, or privilege with respect to any other occurrence.

                  6.7 Governing Law. This Agreement is made pursuant to, and shall be construed and enforced in accordance with, the internal laws of the State of New Jersey (and United States federal law, to the extent applicable), without giving effect to otherwise applicable principles of conflicts of law.

                  6.8 Headings; Counterparts. The headings of paragraphs in this Agreement are for convenience only and shall not affect its interpretation. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which, when taken together, shall be deemed to constitute but one and the same Agreement.

                  6.9 Further Assurances. Each of the parties hereto shall execute such further instruments and take such other actions as any other party shall reasonably request in order to effectuate the purposes of this Agreement.

                  6.10 MEDIQ Acknowledgements. MEDIQ acknowledges that as of the date hereof it has no claims of any kind against Executive arising out of or relating in any manner to Executive's participation in the management-led buy-out group including

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Bernard Korman (the "Management Group"). Except as set forth in the letter between MEDIQ Acquisition Corporation ("MAC") and Dillon, Read & Co., Inc. dated January 18, 1995 (the "Dillon, Read Letter"), recognizing the importance of Executive's fiduciary obligations to MEDIQ with respect to the sale of MEDIQ, Executive shall not, from the date hereof, during the term of his employment hereunder, enter into any agreement or discussions to acquire an equity interest in any potential purchaser of MEDIQ, including the Management Group, nor shall Executive disclose to the Management Group any information relating to a Sale Event, until such time as a definitive agreement for a Sale Event is executed or Sale Event occurs, whichever first occurs. After the first to occur of a Sale Event or the execution of a definitive agreement for a Sale Event, Executive may negotiate and agree with potential purchasers of MEDIQ, including the Management Group, to obtain an equity interest in and an executive and board position with such purchaser.

                  6.11 Executive's Acknowledgements. Executive represents and warrants that, except for the Dillon Read Letter described in Section 6.10, he has no agreement or relationship with the Management Group requiring him to render to or perform services on behalf of such Group or that imposes any fiduciary obligation on Executive with respect to such Management Group. Executive further represents and warrants that he is not an officer or director of any entity controlled by the Management Group.

                  6.12 Legal Fees. MEDIQ shall pay all reasonable legal fees at the normal hourly rates of Pepper, Hamilton & Scheetz incurred by Executive in connection with the preparation, negotiation and execution of this Agreement.

                  IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                            MEDIQ Incorporated


                                            By:/s/ Michael J. Rotko
                                               -------------------------------
                                               Michael J. Rotko, Esq.


                                               /s/ Michael F. Sandler
                                               -------------------------------
                                               Michael F. Sandler

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